Exhibit 99.2
Investor Contact
Karen Breen
303-397-8592
TELETECH ANNOUNCES INCREASED AUTHORIZATION FOR SHARE REPURCHASES
$25 Million Added to Current Repurchase Program
Englewood, Colo., September 21, 2009 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced that its Board of Directors has approved an increase of $25 million in the funding available for share repurchases.
During the first six months of 2009, TeleTech repurchased more than two million shares of common stock for approximately $26 million.
This authorization brings the current total amount available for repurchase to approximately $34 million from the $9.3 million that was still available for share repurchases as of June 30, 2009 under the previous authorization approved by the Board in February 2009.
“The Board’s approval of this increase in funding for repurchases demonstrates its strong confidence in TeleTech’s long-term growth prospects and its continuing commitment to maximizing shareholder value,” said Kenneth Tuchman, chairman and chief executive officer. “TeleTech’s solid balance sheet and strong cash flow from operations allow us to repurchase stock while also continuing to further invest in technological innovation and our future growth initiatives.”
The stock repurchase authorization does not have an expiration date, and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price, and other factors.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. TeleTech and its subsidiaries have a 27-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. TeleTech and its subsidiaries have developed deep domain expertise and support more than 250 business process outsourcing programs serving approximately 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by approximately 48,000 employees utilizing 37,000 workstations across 77 delivery centers in 17 countries. For additional information, visit www.teletech.com.
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